FOR IMMEDIATE RELEASE	CONTACTS:	Diane L. Merdian
(415) 389-7373
Redwood Trust, Inc.
January 30, 2012		Mike McMahon
(415) 384-3805

REDWOOD TRUST, INC. ANNOUNCES DIVIDEND DISTRIBUTION TAX INFORMATION FOR 2011

MILL VALLEY, Calif. – January 30, 2012 – Redwood Trust, Inc. (NYSE:RWT) today announced tax information regarding its dividend distributions for 2011.

Shareholders should check the tax statements they receive from brokerage firms to make sure the Redwood dividend distribution information reported in those statements conforms to the information reported here. Set forth in this press release are Redwood’s expectations with respect to federal income tax. Shareholders should consult their tax advisors to determine the amount of taxes that should be paid on Redwood’s dividend distributions for federal, state, and other income tax purposes.

Under the federal income tax rules applicable to real estate investment trusts (REITs) such as Redwood, the $0.25 per share fourth quarter 2010 regular common stock dividend distribution that had a record date of December 31, 2010 and a payment date of January 21, 2011 was reportable on shareholders’ 2010 income tax returns. All of the other common stock dividend distributions paid during 2011 are reportable on shareholders’ 2011 federal income tax returns, including four $0.25 per share quarterly regular dividend distributions.

Thus, for 2011, Redwood shareholders that held stock for this entire period should report a total of $1.00 per share of common stock dividend distributions for federal income tax purposes.

Under the federal income tax rules applicable to REITs, Redwood’s 2011 dividend distributions are expected to be characterized for income tax purposes as 25% ordinary income and 75% return of capital. None of Redwood’s 2011 dividend distributions are expected to be characterized for federal income tax purposes as long-term capital gain dividends.

As a REIT, the portion of Redwood’s dividend distributions that are characterized as ordinary income under the applicable federal income tax rules are generally taxed at full ordinary income tax rates. The portion of Redwood’s dividend distributions characterized as a return of capital under the applicable federal income tax rules are not generally taxable (provided it does not exceed a shareholder’s tax basis in their Redwood shares), and it reduces a shareholder’s basis for shares held at each quarterly distribution date (but not to below zero).

The table below provides more detailed information on the expected federal income tax characterization for each of Redwood’s common stock dividend distributions that were paid for 2011.

Common Stock (CUSIP 758075 40 2)

Dividend Distribution Type	Declaration Dates	Record Dates	Payable Dates	Total Distribution Per Share	Ordinary Income	Return of Capital	Long- Term Capital Gains	# of Shares	Total $ Paid
Regular	3/10/2011	3/31/2011	4/21/2011	$0.2500	$0.0613	$0.1887	$0.0000	78,138,724	$19,534,681
Regular	5/17/2011	6/30/2011	7/21/2011	$0.2500	$0.0613	$0.1887	$0.0000	78,554,965	$19,638,741
Regular	9/8/2011	9/30/2011	10/21/2011	$0.2500	$0.0613	$0.1887	$0.0000	78,494,886	$19,623,722
Regular	11/14/2011	12/15/2011	12/27/2011	$0.2500	$0.0613	$0.1887	$0.0000	78,340,297	$19,585,074
			Total	$1.0000	$0.2452	$0.7548	$0.0000		$78,382,218

For shareholders that are corporations, Redwood’s dividend distributions are not generally eligible for the corporate dividends-received deduction.

No portion of Redwood’s 2011 dividend distributions are expected to consist of unrelated business taxable income (UBTI), which is subject to specialized tax reporting and other rules applicable for certain tax exempt investors.

In 2011, Redwood distributed dividends in excess of the minimum requirement under the federal income tax rules applicable to REITs. For the 2011 taxable year, after the application of the dividends paid deduction, Redwood does not expect to report REIT taxable income on its federal income tax return. However, Redwood and its qualified REIT subsidiaries expect to report approximately $19.3 million in ordinary income (excluding the effect of the dividends paid deduction) for the 2011 taxable year. Of the $19.3 million, none is expected to be attributable to capital gains recognized for income tax purposes. Under the federal income tax rules applicable to REITs, the ordinary income (excluding the effect of the dividends paid deduction) is expected to cause approximately $19.3 million of Redwood’s 2011 dividend distributions to be characterized for federal income tax purposes as ordinary income to shareholders for 2011. None of the 2011 dividend distributions are expected to be characterized as capital gains because, under the federal income tax rules applicable to REITs, in determining the characterization of dividend distributions, the REIT did not recognize net capital gains in 2011. As used in this press release, “REIT taxable income (loss)” is that portion of total taxable income that is earned at Redwood Trust, Inc. and its qualified REIT subsidiaries. Redwood’s 2011 federal income tax return is expected to be filed with the Internal Revenue Service in September 2012.

For more information about Redwood Trust, Inc., please visit our website at: www.redwoodtrust.com.

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Cautionary Statement: This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Our actual results may differ from our beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as “anticipate,” “estimate,” “will,” “should,” “expect,” “believe,” “intend,” “seek,” “plan” and similar expressions or their negative forms, or by references to strategy, plans, or intentions. These forward-looking statements are subject to risks and uncertainties, including, among other things, (i) that the expectations described herein change when Redwood’s 2011 federal income tax return is completed and filed in 2012 and (ii) the other risks and uncertainties described in our Annual Report on Form 10-K for the year ended December 31, 2010, under the caption “Risk Factors.” Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the Securities and Exchange Commission (SEC), including reports on Forms 10-Q and 8-K. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Statements regarding the following subjects, among others, are forward-looking by their nature: (i) the expected characterization for federal income tax purposes of Redwood’s 2011 dividend distributions, and (ii) the expectation that Redwood will report approximately $19.3 million in ordinary income (excluding the effect of the dividends paid deduction) for the 2011 taxable year and the expectation that none of that amount will be attributable to capital gains recognized for income tax purposes.